Exhibit 99.1

                Albany International Announces Planned Closure of
                     Manufacturing Capacity in the Americas

      Albany, New York, August 2, 2007 - Albany International Corp. (NYSE:AIN) announced today its intention to discontinue operations at its press fabric manufacturing facility in East Greenbush, New York, and to cease the manufacture of dryer fabrics at its headquarters in Albany, New York. The plant closings are the result of the continuing consolidation of customers in the U.S. and Canada and the need to balance the Company's paper machine clothing manufacturing capacity in North America with anticipated paper mill demand. Similar steps have been taken by the Company over the last few years in both Europe and North America as the global paper and paperboard industry continues to shift capacity from traditional paper markets to new emerging markets.

      The closures, which will affect 225 salaried and hourly employees, will be reviewed with the local bargaining units at each facility and will begin over the next several weeks. This planned action is a business necessity, driven by existing and expected market conditions, and in no way reflects on the performance of the affected employees, who will be offered severance and outplacement assistance.

      The Company will continue to maintain its Corporate and Americas Business Corridor headquarters, as well as selected manufacturing for non-paper markets, at its Albany, New York location. Transition of press fabric and dryer fabric manufacturing from the Albany area to other facilities in North America will begin at once and will be supervised by technical and manufacturing personnel to ensure continuity of customer supply. The transition is expected to be completed by the end of January 2008.

      Albany International is the world's largest producer of custom-designed paper machine fabrics and process belts that are essential to the manufacture of paper and paperboard. In its family of businesses, Albany applies its core competencies in advanced textiles and materials to other industries. Additional information about the Company and its businesses and products is available at www.albint.com.